Exhibit 99.1

KULR Receives Three-Year Multi-Million Dollar Battery Safety Deployment Order from Volta Energy Products

KULR Supplies Passive Propagation Resistant Solution to Viridi Parente’s Volta Energy Products for KULR’s First Commercial Deployment in Stationary and Mobile Battery Power Systems

SAN DIEGO, CA and BUFFALO, NY/ GLOBENEWSWIRE / December 15, 2021 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a leading developer of next-generation lithium-ion battery safety and thermal management technologies, today announced receipt of a three-year multi-million dollar deployment order for its Passive Propagation Resistant (“PPR”) solution suite from Volta Energy Products (“Volta”), a subsidiary of Viridi Parente, Inc. (“Viridi”). The PPR solution will be used for Volta’s stationary and certain mobile lithium-ion battery power systems.

The initial deployment order totals approximately $1.6 million for immediate delivery with higher volume shipments expected throughout 2022 for KULR's PPR solution, which includes the patented thermal runaway shield (“TRS”) product. After more than 18 months of joint design and testing efforts, KULR’s PPR solution will support Volta’s commercialization of proprietary battery architecture for energy storage systems. This order represents KULR’s first PPR order of commercial deployment in a stationary energy storage product.

“Safety is paramount in these applications and by pairing KULR’s space-proven technology with our proprietary architecture, we have designed the safest lithium-ion energy storage solution on the market,” said Viridi Parente CEO Jon M. Williams. “We also plan to incorporate KULR’s technology into other Volta stationary and certain mobile storage systems in order to capitalize on the added safety it will provide our customers.”

Michael Mo, CEO of KULR Technology Group added: “Volta’s depth of technology experience and innovative approach to the market makes them an outstanding partner for us. Our thermal solutions for their products were based on similar designs we provided to customers such as NASA and Lockheed Martin, and therefore provides Volta with space-grade thermal management architecture for stationary and mobile energy storage applications. Our partnership marks only the first step in commercializing KULR’s suite of thermal solutions for the rapidly growing commercial and residential battery storage market.”

The stationary battery storage market is set to surpass USD $140 billion by 2030, according to a research report by Global Market Insights Inc. published earlier this year.

About KULR Technology Group Inc.

KULR Technology Group Inc. (NYSE American: KULR) develops, manufactures and licenses next-generation carbon fiber thermal management technologies for batteries and electronic systems. Leveraging the company's roots in developing breakthrough cooling solutions for NASA space missions and backed by a strong intellectual property portfolio, KULR enables leading aerospace, electronics, energy storage, 5G infrastructure, and electric vehicle manufacturers to make their products cooler, lighter and safer for the consumer. For more information, please visit www.KULRTechnology.com.

About Viridi Parente

Viridi Parente (Viridi) is a disruptive energy company in Buffalo, New York, that is changing the way we use energy, improving systems, communities, and lives. Viridi deploys safe battery technology into applications that have been historically dominated by fossil fuel systems. Its innovative architecture is constructed from materials used for aerospace and military applications and is the only design in the market that can be safely installed and operated in nearly any environment or location. Through its subsidiary, Green Machine Equipment, Viridi is bringing quiet, fully renewable mobile energy solutions to products in construction equipment, waste disposal, last-mile delivery, and other portable industrial markets. Through its subsidiary, Volta Energy Products, Viridi brings stationary, point-of-use storage technology that is safe, locatable, and reliable to industrial, medical, commercial, municipal, and residential building applications. Learn more at: www.viridiparente.com.

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 19, 2021. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

KULR Media Relations:

Annika Harper

The Antenna Group

KULR@antennagroup.com

KULR Investor Relations:

Tom Colton or Matt Glover

Gateway Investor Relations

Main: (949) 574-3860

KULR@gatewayir.com

Viridi Parente Media Relations:

Wendy Prabhu
Mercom Communications, a division of Mercom Capital Group

viridi@mercomcapital.com

Main: (512) 215-4552